                                                     EXHIBIT (12)

                                                CMS ENERGY CORPORATION                               EXHIBIT (12)
                                          Ratio of Earnings to Fixed Charges
                                                 (Millions of Dollars)


                                                   Nine Months
                                                      Ended                    Years Ended December 31
                                                 Sept. 30, 1994     1993      1992      1991      1990      1989
                                                 --------------    ------    ------    ------    ------    ------
                                                                               (b)     (c)(d)      (e)
Earnings as defined (a)
- -----------------------
Net income                                               $ 148     $ 155     $(297)    $(262)    $(494)    $ 312
Income taxes                                                88        75      (146)      (94)       25       170
Exclude equity basis subsidiaries                          (12)       (6)       10        10        13         1
Fixed charges as defined, adjusted to
  exclude capitalized interest of $5,
  $5, $3, $5, $38 and $177 million for
  the nine months ended September 30, 1994
  and for the years ended December 31,
  1993, 1992, 1991, 1990 and 1989,
  respectively                                             173       245       228       364       317       207
                                                         ------    ------    ------    ------    ------    ------

Earnings as defined                                      $ 397     $ 469     $(205)    $  18     $(139)    $ 690
                                                         ======    ======    ======    ======    ======    ======


Fixed charges as defined (a)
Interest on long-term debt                               $ 142     $ 204     $ 169     $ 274     $ 293     $ 314
Estimated interest portion of lease rental                   9        12        16        17        18        15
Other interest charges                                      10        23        35        68        33        33
Include equity basis subsidiaries                            -         -         -         -         -         3
Preferred stock dividend                                    26        17        16        15        17        28
                                                         ------    ------    ------    ------    ------    ------

Fixed charges as defined                                 $ 187     $ 256     $ 236     $ 374     $ 361     $ 393
                                                         ======    ======    ======    ======    ======    ======


Ratio of earnings to fixed charges                        2.12      1.83         -         -         -      1.76
                                                         ======    ======    ======    ======    ======    ======


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 1992, fixed charges exceeded earnings by $441 million.  Earnings as defined include a $520 million pre-tax loss on the settlement of MCV Power Purchases, $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991, and $6 million relating to CMS Generation Company's reduction in its investment in The Oxford Energy Company.  The ratio of earnings to fixed charges would have been 1.30 excluding these amounts.

(c) Excludes an extraordinary after-tax loss of $14 million.

(d) For the year ended December 31, 1991, fixed charges exceeded earnings by $356 million.  Earnings as defined include pre-tax losses of $398 million for write-downs and reserve amounts related to the abandonment of the Midland nuclear plant, $76 million for potential customer refunds and other reserves, and $51 million relating to CMS Generation
Company's reduction in its investment in The Oxford Energy Company.  The ratio of earnings to fixed charges would have been 1.45 excluding these amounts.

(e) For the year ended December 31, 1990, fixed charges exceeded earnings by $500 million.  Earnings as defined include pre-tax losses of $847 million for write-downs and reserve amounts related to the abandonment of the Midland nuclear plant.  The ratio of earnings to fixed charges would have been 1.96 excluding these amounts.
